Exhibit 99.1

SORL Reports Record Revenues for the 2011 Fourth Quarter and Year

- FOURTH QUARTER EPS $0.17 AND FULL YEAR EPS 0.86 -

- TELECONFERENCE HELD TODAY AT 8A.M. ET/8P.M. BEIJING -

ZHEJIANG, China, March 29, 2012 /PRNewswire-Asia-FirstCall/ —  SORL Auto Parts, Inc. (NASDAQ: SORL) ("SORL" or "the Company"), a leading supplier of brake and control systems to the global commercial vehicle industry, announced today financial results for the fourth quarter and fiscal year ended December 31, 2011.

Fourth Quarter Financial Highlights

•	Record net sales were $56.1 million;
•	Aftermarket and international market revenues increased 13.6% and 26.5%, respectively, versus the fourth quarter of 2010;
•	Gross margin was 28.1%, compared with 27.5% in the same quarter of 2010 and 27.5%; in the third quarter of 2011;
•	Net income attributable to stockholders for the fourth quarter of 2011 was $3.3 million, or $0.17 per diluted share.

Full Year 2011Financial Highlights

•	Record annual net sales of $216.8 million;
•	Aftermarket and international market revenues increased 33.1% and 17.7%, respectively, versus 2010;
•	Gross margin was 27.7%;
•	Net income attributable to stockholders for fiscal 2011 was $16.7 million, or $0.86 per diluted share.

Mr. Xiaoping Zhang, SORL Auto Parts' Chief Executive Officer and Chairman, stated, " 2011 was a difficult year for the Chinese commercial vehicle market due to the macro business environment and government monetary policies. We are very proud that we defended our OEM market share, further consolidated our leadership in the domestic aftermarket and strengthened our expansion in the international market segments. Over the years, our consistent delivery of products with excellent quality has further strengthened our relationships with OEMs as they remain highly selective of suppliers of safety-related auto components. In the aftermarket segment, we benefited from higher safety measures introduced by the Chinese government and our ongoing effort in building relationships with end customers through our robust nationwide distribution and marketing network. In the international markets, we continued to implement our globalization strategy by further expanding our global sales network. At the same time, our highly cost-effective products and newly developed, innovative products are helping us to further gain share in the international markets. Our continuing R&D investments started to bear fruit. The successful introduction of innovative products has earned us new customer wins and helped improve our profitability.  Also, our further investment in modern machinery equipment has enabled us to offset the pressure from rising labor costs and raw material increases. Going forward, we will continue to diversify our product offerings and further the integration of our sales network and end markets. We are confident of our ability to maintain steady progress despite the uncertain market conditions."

Fourth Quarter 2011 Financial Performance

For the fourth quarter of 2011, net sales were $56.1 million versus $54.8 million for the fourth quarter of 2010. Revenues from the Company's domestic OEM customers were $29.6 million, compared with $32.8 million for the fourth quarter of 2010. Revenues from China's domestic aftermarket were $11.7 million, a 13.6% increase over the previous year's fourth quarter. Revenues from international markets were $14.8 million, a 26.5% increase from the same quarter in 2010.

The decline in OEM sales resulted from lower commercial vehicle sales in China reflecting the macroeconomic environment. Greater aftermarket sales reflected the growing and large number of vehicles owned in China, tighter safety measures and the expiration of vehicle warranties. New product sales and market share increased in both the OEM and aftermarket as they helped to improve safety factors for vehicles on the road and added new functional features. International sales growth reflects the recovery of the international markets, and also shows that the continuous expansion of the Company's overseas sales network is gaining traction.

Fourth quarter gross profit was $15.8 million in 2011 versus $15.6 million a year ago. Gross margin was 28.1%, compared with 27.5% in the same period a year ago and 27.5% in the third quarter of 2011. Despite higher material costs, higher labor expenses, and the consistent pressure from the appreciation of the Chinese Renminbi ("RMB"), the Company improved  its gross margin from a year ago and from the preceding quarter, through introducing more automated equipment to continually improve production efficiency, and developing more value-added, advanced products to enhance profitability.

Operating expenses were $12.5 million in the fourth quarter of 2011 compared with $8.3 million in the fourth quarter of 2010. As a percentage of revenue, operating expenses increased to 22.3% in the fourth quarter 2011 from 15.2% a year ago.

Selling and distribution expenses were $4.8 million, or 8.6% of quarterly revenue compared with $4.1 million, or 7.5% of revenue in the same quarter of 2010. The increase in expense and percentage was mainly due to higher labor cost and higher domestic and overseas transportation costs.

General and administrative (G&A) expenses in the fourth quarter of 2011 were $4.2 million, or 7.4% of revenue, compared with $2.0 million, or 3.6% in the previous year's fourth quarter. G&A expenses rose due to higher labor costs and expenditures related to the Company's business expansion.

Research and development (R&D) expenses increased to $2.9 million, or 5.2% of revenues, compared with $1.9 million, or 3.5% of revenues, for the same period of 2010. R&D expenses were mainly allocated to investment in new mechatronic products to develop higher-margin, electronically controlled products and upgrading traditional valve products to better serve market demands.

Financial expenses for the three months ended December 31, 2011 were $0.5 million compared with $0.4 million in the fourth quarter of 2010, which was mainly increased interest expense and the financing expense associated with a capital lease transaction.

Operating income was $3.3 million for the fourth quarter 2011 compared with $7.3 million for the same quarter last year as higher expenses were experienced in the fourth quarter of 2011.

Net income attributable to stockholders for the fourth quarter of 2011 was $3.3 million, or $0.17 per basic and diluted share, down from  $5.8 million, or $0.30 per basic and diluted share, in the fourth quarter of 2010, and down from $3.5 million, or $0.18 per basic and diluted share from the third quarter of 2011

Full Year 2011 Financial Results

SORL's net sales for the twelve months ended December 31, 2011, increased 8.7% year-over-year to $216.8 million from $199.4 million in 2010.

For the twelve months, domestic OEM sales were $115.1 million compared with $117.4 million in 2010 reflecting lower new commercial vehicle sales in China during 2011 as generated by the macroeconomic environment. In 2011, aftermarket sales were $44.6 million reflecting a 33.1% increase from a year ago due to a higher number of vehicles in operation, tighter safety measures for vehicles in China, and the expiration of warranties. International sales rose 17.7%  to $57.1 million compared with last year, reflecting the gradual recovery of the international auto markets. It also shows that the continuous expansion of the Company's overseas sales network is gaining traction.

SORL's gross profit rose 3.2% to $60.0 million in 2011. Gross margin was 27.7% in 2011 compared with 29.2% for 2010. Gross margin was affected by higher labor expenses and raw material costs as well as the appreciation of the Chinese currency. The Company has introduced new, more efficient production equipment and strengthened investment in new higher-margin products to stabilize the gross margin.

SORL's operational expenses increased by $6.7 million during 2011.  As the Company grew into a larger organization, administrative support and R&D investment have been expanded to provide new and upgraded products to ensure SORL's leadership in braking systems in China. The R&D program also enables SORL's products to better meet global quality standards as the Company accelerates the expansion of its global footprint. Financial expense increased by $2.1 million to $3.2 million mainly due to higher interest expenses, financing expenses associated with the Company's capital lease transaction and foreign exchange losses.

Income from operations was $19.7 million in 2011 from $24.6 million in 2010. The operating margin was 9.1% versus 12.3% a year ago.

The net income attributable to stockholders in 2011 was $16.7 million from $20.4 million in 2010. Earnings per share ("EPS"), both basic and diluted, for the full year ended December 31, 2011 and 2010, were $0.86 and $1.06 per share, respectively.

Balance Sheet

At December 31, 2011, SORL had cash and equivalents of $17.1 million as compared to cash and cash equivalents of $6.7 million at December 31, 2010. The Company had working capital of $115.1 million versus $88.3 million at December 31, 2010 with a current ratio of 3.3 to 1.

Net cash provided by operating activities was $7.6 million for the twelve months ended December 31, 2011.

Recent Developments

In November 2011, SORL and Nanjing Iveco Automobile Co., Ltd. ("NAVECO"), China's leading manufacturer of construction machinery equipment, signed a brake product development and supply agreement. SORL has developed the brake system and will supply it for several of NAVECO's new, high-end light trucks with a complete braking system to include foot brake valves, spring brake chambers, four-circuit and other braking products comprising the system. NAVECO plans to produce approximately 300,000 units of these high-end light truck models in 2015 and SORL is the sole braking supplier to date. Small volumes of the new braking systems have been completed with full commercial production beginning in 2012.

In December 2011, SORL Europe, a subsidiary of SORL, celebrated the opening of its regional headquarters office at "La Maison de l'Automobile", Brussels, Belgium on December 14, 2011. Mr. Xiao Ping Zhang, Chairman and CEO of the Company, Mr. Jean Francois Barth, Managing Director SORL International Holding, and General Manager of SORL Europe, and other guests attended the ceremony.

In December 2011, the Company's subsidiary, Ruili Group Ruian Auto Parts Co., Ltd, received the "2011 Excellent Supplier" award from the Bei Ben Heavy-Duty Truck Co., Ltd. ("Bei Ben"). Only 53 suppliers received the "Excellent Supplier" award among the 400 suppliers that participated in Bei Ben's 2011 annual supplier meeting. SORL's sales of electrical and valve products to Bei Ben are estimated to grow by 10% to approximately 54 million RMB, or $8.5 million, in 2012.

In January 2012, the Company announced that it expects to generate RMB60 million in 2012 sales as the exclusive supplier of breathing spring brake chambers to its OEM customers' Shaanxi Auto, JAC and Beiqi Foton for their latest vehicles. The new breathing spring brake chamber is a timely response to the changing requirements of OEM customers' new vehicle models. The Company's new breathing spring brake chambers provide higher performance, reliability and quality than older spring chambers to enhance the road safety factor. The Chinese government is implementing new regulations to improve vehicle and driving safety which will enhance the sales potential of the Company's new spring brake chamber.

In January 2012, the Company announced that its subsidiary, Ruili Group Ruian Auto Parts Co., Ltd., was awarded a "Class A Supplier" designation from Zoomlion Mobile Crane Branch ("Zoomlion") and it will supply approximately 70% of the brake systems and related components to Zoomlion's crane truck fleet in 2012. SORL is the only brake system supplier to achieve the Class A Supplier title by Zoomlion. Zoomlion Mobile Crane Branch is a division of Changsha Zoomlion Heavy Industry Science & Technology Development Co., Ltd., China's leading manufacturer of construction machinery equipment. As a Class A Supplier of Zoomlion, SORL will receive large volume orders, preferential payment terms, and strategic cooperation. In 2011, SORL started to supply Zoomlion crane trucks with braking air processing unit (APU) technology. As the relationship progressed and evolved, SORL moved to provide Zoomlion's crane trucks with the entire brake system and related components to upgrade the braking technology and safety.

In March 2012, Ms. Jinrui Yu replaced Mr. Baojian Tao as the Company's Chief Operating Officer, effective immediately. With more than 15 years of experience in the auto parts industry, Ms. Yu has served as the Company's Production and International Market Vice President since August 2009.  From 2004 to 2009, Ms. Yu served as the Company's Export Department Manager. Prior to that, Ms. Yu served as International sales Manager of Ruili Group Co., Ltd., which specializes in manufacturing auto parts, and from 1997 to 1999, Ms. Yu worked in the OEM market sales department of Ruili group Co., Ltd.

Business Outlook

We project approximately $234 million of sales revenue and $18.7 million of net income attributable to our common stockholders for the full year ending December 31, 2012. "We remain cautiously optimistic as Chinese OEM market still awaits catalyst. We will continue to increase production efficiency and improve product mix. Our success in maintaining domestic OEMs sales in 2011 has proven SORL's resilience and competitiveness in a soft OEM market. We continue to execute our international expansion strategy and build a stronger international foothold in 2012, as we expect more new customer wins in many emerging markets." Mr. Zhang concluded.

Conference Call

Management will host a conference call on Thursday, March 29, 2012 at 8:00 a.m. EDT / 8:00 p.m. Beijing Time to discuss its 2011 fourth quarter and year financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, +1-201-689-8565 for international callers, and China toll free 00-800-4626-6666. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 p.m. EDT on April 29, 2012, or 11:59 a.m. Beijing Time on April 30, 2012. The replay dial-in numbers are:  U.S. Toll-Free +1-877-660-6853, or  International is +1-201-612-7415; using Account "286" and Conference ID "391332" to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. ranked No. 1 for market share in the segment for commercial vehicles brake systems, such as trucks and buses, in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake system and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Ben Chen

VP Finance & Corporate Secretary

+86 577 6581 7721

+86 13868890009

Email: ben@sorl.com.cn

Kevin Theiss

Grayling

+1 646 284 9409

Email: kevin.theiss@grayling.com

— Tables Follow —

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2011 and December 31, 2010

	December 31, 2011		December 31, 2010

Assets
Current Assets
Cash and Cash Equivalents	US$	17,116,692	US$	6,691,078
Accounts Receivable, Net of Provision		65,344,441		54,168,856
Bank acceptance notes from customers		17,980,145		27,318,361
Inventory		56,377,556		31,960,053
Prepayments		2,484,026		7,632,674
Other current assets, including $0 and $52,743 from related parties at December 31, 2011 and December 31, 2010, respectively.		4,960,061		3,497,659
Deferred tax assets		605,539		398,034
Total Current Assets		164,868,460		131,666,715
Fixed Assets
Machinery		49,879,491		55,889,093
Molds		1,384,825		1,316,374
Office equipment		1,439,305		1,142,754
Vehicle		1,853,111		1,347,516
Building		8,888,723		8,230,424
Machinery held under capital lease		18,166,087		-
Construction in progress		1,503,200		-
Less: Accumulated Depreciation		(30,905,671)		(23,032,160)
Property, Plant and Equipment, Net		52,209,071		44,894,001
Leasehold Improvements in Progress		375,604		424,881

Land Use Rights, Net		15,111,078		14,298,522

Other Non-Current Assets

Intangible Assets		175,871		166,510
Less: Accumulated Amortization		(92,237)		(71,868)
Intangible Assets, Net		83,634		94,642
Security Deposits On Lease Agreement		1,879,890		-
Deferred tax assets
Total Other Non-Current Assets		1,963,524		94,642
Total Assets	US$	234,527,737	US$	191,378,761

Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable, including $524,148 and $3,151,493 due to related parties at December 31, 2011 and December 31, 2010, respectively.	US$	10,772,396	US$	10,672,514
Bank acceptance notes to vendors		5,589,678		966,373
Deposit Received from Customers		5,074,532		7,484,839
Short term bank loans		16,448,527		15,770,448
Income tax payable		273,781		1,174,976
Accrued Expenses		8,808,788		6,777,830
Current Portion Of Capital Lease Obligations		2,305,125		-
Other Current Liabilities, including $143,950 and $64,600 due to related parties at December 31, 2011 and December 31, 2010, respectively.		467,850		559,575
Total Current Liabilities		49,740,677		43,406,555

Non-Current Liabilities
Non-Current Portion Of Capital Lease Obligations		10,469,265		-
Deferred tax liabilities		236,385		171,981
Total Non-Current Liabilities		10,705,650		171,981

Total Liabilities	US$	60,446,327		43,578,536

Stockholders' Equity

Preferred Stock - No Par Value; 1,000,000 authorized; none issued and outstanding as of December 31, 2011 and December 31, 2010		-		-
Common Stock - $0.002 Par Value; 50,000,000 authorized,
19,304,921 and 19,304,921 issued and outstanding as of
December 31, 2011 and 2010		38,609		38,609
Additional Paid In Capital		42,199,014		42,199,014
Reserves		8,375,392		6,641,547
Accumulated other comprehensive income		21,910,957		14,731,607
Retained Earnings		84,610,260		69,672,286
Total SORL Auto Parts, Inc. stockholders' equity		157,134,232		133,283,063
Noncontrolling Interest In Subsidiaries		16,947,178		14,517,162
Total Equity		174,081,410		147,800,225
Total Liabilities and Stockholders' Equity	US$	234,527,737	US$	191,378,761

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

For Years Ended on December 31, 2011 and 2010

	2011		2010

Sales	US$	216,788,518	199,365,154
Include: sales to related parties		2,392,090	1,304,624
Cost of Sales		156,784,725	141,228,963

Gross Profit		60,003,793	58,136,191

Expenses:
Selling and Distribution Expenses		14,290,988	13,466,981
General and Administrative Expenses		13,818,136	11,761,401
Research and development expenses		9,002,744	7,223,705
Financial Expenses		3,217,155	1,127,777

Total Expenses		40,329,023	33,579,864

Operating Income		19,674,770	24,556,327

Other Income		1,567,950	826,700
Non-Operating Expenses		(275,714)	(221,046)

Income Before Provision for Income Taxes		20,967,006	25,161,981

Provision for Income Taxes		2,664,052	2,751,913

Net Income	US$	18,302,954	22,410,068

Other Comprehensive Income - Foreign Currency Translation Adjustment		7,978,225	4,213,528

Total Comprehensive Income		26,281,179	26,623,596

Less:
Net income attributable to Noncontrolling Interest In Subsidiaries		1,631,135	2,041,245

Other Comprehensive Income Attributable to Non-controlling Interest's Share		798,875	421,624

Total Comprehensive Income Attributable to Non-controlling Interest's Share		2,430,010	2,462,869

Net Income Attributable to Stockholders		16,671,819	20,368,823

Other Comprehensive Income Attributable to Stockholders		7,179,350	3,791,904

Total Comprehensive Income Attributable to Stockholders		23,851,169	24,160,727

Weighted average common share - Basic		19,304,921	19,304,921

Weighted average common share - Diluted		19,304,921	19,304,921

EPS - Basic		0.86	1.06

EPS - Diluted		0.86	1.06

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For Years Ended on December 31, 2011 and 2010

	2011		2010

Cash Flows from Operating Activities
Net Income	US$	18,302,954	22,410,068
Adjustments to reconcile net income (loss) to net cash from operating activities:
Bad Debt Expense		542,585	256,097
Depreciation and Amortization		7,224,777	5,351,778
Changes in Assets and Liabilities:
Accounts Receivable		(9,026,257)	(5,088,446)
Bank acceptance notes from customers		10,466,157	(13,617,416)
Other Current Assets		(1,509,742)	1,955,374
Inventory		(22,220,187)	(7,051,537)
Prepayments		2,170,550	157,299
Deferred tax assets		(182,516)	(168,510)
Accounts Payable and Bank acceptance notes to vendors		4,026,414	1,588,281
Income Tax Payable		(937,270)	596,693
Deposits Received from Customers		(2,723,038)	3,644,043
Other Current Liabilities and Accrued Expenses		1,460,858	2,169,513
Deferred tax liabilities		54,235	60,794
Net Cash Flows from Operating Activities		7,649,520	12,264,031

Cash Flows from Investing Activities
Acquisition of Property and Equipment		(9,226,314)	(16,928,230)
Proceeds of disposal of fixed assets		920,043	-
Acquisition of automotive parts business		-	(24,963,964)
Acquisition of Intangible Assets		(764)	-
Net Cash Flows from Investing Activities		(8,307,035)	(41,892,194)

Cash Flows from Financing Activities
Proceeds from (Repayment of) Bank Loans		(658,836)	15,529,510
Proceeds from capital lease obligations, net of security deposit		11,157,882	-
Proceeds from Share Issuance		-	9,399,978
Capital contributed by Minority Stockholders		-	1,038,900

Net Cash flows from Financing Activities		10,499,046	25,968,388

Effects on changes in foreign exchange rate		584,083	95,594

Net Change in Cash and Cash Equivalents		10,425,614	(3,564,181)

Cash and Cash Equivalents- Beginning of the year		6,691,078	10,255,259

Cash and cash Equivalents - End of the year	US$	17,116,692	6,691,078

Supplemental Cash Flow Disclosures:
Interest Paid		2,480,385	550,393
Tax Paid		3,730,029	2,961,875

SOURCE SORL Auto Parts, Inc.

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